Exhibit (e)

                             TERMS AND CONDITIONS OF
                           DIVIDEND REINVESTMENT PLAN

         1. Each shareholder ("Shareholder") holding shares of common stock ("Shares") of the Southwest Small Cap Equity Fund, Inc. (the "Fund") will be deemed to have elected to be a participant in the Dividend Reinvestment Plan (the "Plan"), unless the Shareholder specifically elects in writing (addressed to the Agent at the address below or to any nominee who holds Shares for the Shareholder in its name) to receive all dividends and distributions of capital gains in cash, paid by check mailed directly to the record holder by or under the direction of Star Bank, N.A., as the Fund's dividend-paying agent. Star Bank, N.A., will act as Agent (the "Agent") for each Shareholder, and will open accounts for each Shareholder under the Plan in the same name as their Shares are registered.

         2. Whenever the Board of Directors of the Fund declares a distribution from capital gains or an income dividend payable in either Shares or cash, participating Shareholders will receive such distribution or dividend in the manner described in paragraph 3 below.

         3. If the Board of Directors of the Fund declares an income dividend or a capital gains distribution payable in either Shares or in cash, Plan participants will receive Shares, to be issued by the Fund or purchased by the Agent in the open market, as provided below. If the market price per share on the valuation date equals or exceeds net asset value per share on that date, the Fund will issue new shares to participants at net asset value; provided, however, that if the net asset value is less than 95% of the market price on the valuation date, then such shares will be issued at 95% of the market price. The valuation date will be the dividend or distribution payment date or, if that date is not a Chicago Stock Exchange regular trading day, the next preceding regular trading day. If net asset value exceeds the market price of the Shares at such time, or if the Fund should declare an income dividend or capital gains distribution payable only in cash, the Agent will purchase Shares in the open-market as provided below. If the Agent is unable to invest the full dividend amount in open-market purchases during the purchase period provided for below or if the market discount shifts to a market premium during the purchase period, the Agent will cease making open-market purchases and will invest the uninvested portion of the dividend amount in newly issued Shares at the close of business on the last purchase date.

         4. The open-market purchases provided for above may be made on any securities exchange on which the Shares of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Such purchases will be made as soon as practicable on or shortly after the payable date for the applicable dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. Funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase Shares within the time periods herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the Shares acquired for the Shareholder's account. The Agent may commingle amounts of all Plan Shareholders to be used for open-market purchases of Shares and the price per Share allocable to each participant in connection with such purchases shall be the average price (including brokerage commissions) of all Shares purchased by the Agent.

         5. The Agent will maintain all Shareholder accounts in the Plan and will furnish written confirmations of all transactions in each account, including information needed by Shareholders for personal and tax records. The Agent will hold Shares acquired pursuant to the Plan in noncertificated form in the Shareholder's name or that of its nominee, and each Shareholder's proxy will include those Shares purchased pursuant to the Plan. The Agent will forward to Shareholders any proxy solicitation material and will vote any Shares so held for Shareholders in accordance with the proxy returned by Shareholders to the Fund. Upon written request, the Agent will deliver to Shareholders, without charge, a certificate or certificates for the full Shares so held by it, provided, however, that no certificates for fractional shares will be issued.

         6. The Agent will confirm to Shareholders each acquisition made for their respective accounts as soon as practicable but not later than 70 days after the date thereof. Although Shareholders may from time to time have an undivided fractional interest (computed to three decimal places) in a Share of the Fund, no certificates for fractional shares will be issued. Dividends and distributions on fractional shares will be credited to each Shareholder's account. In the event of termination of a Shareholder's account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the market value of the Fund's Shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

         7. Any share dividends or split shares distributed by the Fund on Shares held by the Agent for Shareholders will be credited to their respective accounts. In the event that the Fund makes available to Shareholders rights to purchase additional Shares or other securities, the Shares held for Shareholders under the plan will be added to other Shares held by the Shareholders in calculating the number of rights to be issued to Shareholders.

         8. The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. Shareholders will be charged a pro rata share of brokerage commissions on all open market purchases.

         9. Shareholders may terminate their accounts under the Plan by notifying the Agent in writing. Such termination will be effective immediately if notice is received by the Agent not less than ten days prior to any dividend of distribution record date; otherwise such termination will be effective on the first trading day after that payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be amended or terminated by the Fund as applied to any dividend or capital gains distribution paid subsequent to written notice of the change or termination sent to Plan participants at least 30 days prior to the records date for the dividend or capital gains distribution. The Plan may be amended or terminated by the Agent, with the Fund's prior written consent, on at least 30 days' written notice to plan participants. Notwithstanding the preceding two sentences, the Agent or the Fund may amend or supplement the Plan at any time or times when necessary or appropriate to comply with applicable law or rules or policies of the Securities and Exchange Commission or any other regulatory authority. Upon any termination the Agent will cause a certificate or certificates for the full Shares held by each Shareholder under the Plan and cash adjustment for any fraction to be delivered to each Shareholder without charge.

         10. Any amendment or supplement shall be deemed to be accepted by each Shareholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Shareholder's account under the Plan. Any such amendment may include an appointment by the Agent in its place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for each

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Shareholder's account, all dividends and distributions payable on Shares of the
Fund held in each Shareholder's name or under the Plan for retention or applications by such successor Agent as provided in these terms and conditions.

         11. In the case of participants, such as banks, broker-dealers or other nominees, which hold Shares for others who are beneficial owners ("Nominee Holders"), the Agent will administer the Plan on the basis of the number of Shares certified from time to time by each Nominee Holder as representing the total amount registered in the Nominee Holder's name and held for the account of beneficial owners who are to participate in the Plan.

         12. The Agent shall at all times act in good faith and use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith, or willful misconduct or that of its employees.

         13. All correspondence concerning the Plan should be directed to Star Bank, N.A., as Plan Agent, at 425 Walnut Street, P.O. Box 1118, Cincinnati, Ohio, 45201-1118.

         14. These terms and conditions shall be governed by the laws of the State of Ohio.

Dated:

ACKNOWLEDGED AND ACCEPTED:

By: ___________________
         Name:  _______
         Title: _______

0265380.02
119520/2126

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